Herc Holdings Reports Third Quarter 2026 Results
Increases 2026 Full Year Guidance

Third Quarter 2026 Highlights
–Record equipment rental revenue of $1,254 million increased 12%
–Record total revenues of $1,364 million increased 5%
–Net income of $104 million, or $3.10 per diluted share, and adjusted net income of $131 million, or $3.91 per diluted share
–Record adjusted EBITDA of $603 million increased 9% with adjusted EBITDA margin up 190 bps

Bonita Springs, Fla., October 27, 2026 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended September 30, 2026.
“Our team delivered an exceptional third quarter, leveraging our scale, broad equipment offering, deep customer relationships and superior project execution to capitalize on accelerating customer demand,” said Larry Silber, chief executive officer. “Equipment rental revenue increased 12% on an average OEC fleet that increased less than 2%, resulting in a 360 basis point improvement in dollar utilization. Expert fleet management drove high time utilization and disciplined fleet deployment, while pricing improvement and a higher specialty mix further enhanced fleet efficiency.

“The strong performance was led by robust mega-project volume and double-digit expansion in our specialty solutions business,” said Silber. “Revenue synergies from H&E were an increasing contributor in the quarter, consistent with the second-half weighting we previously outlined, as new specialty branches continued to ramp and we advanced cross-selling, broader fleet access and national account penetration. Local-market demand remained stable.

“Growth in our large-project pipeline continues to exceed our expectations, with expanding opportunities across data centers, infrastructure, manufacturing facilities, and energy projects. As a result, we are raising our full-year 2026 revenue, adjusted EBITDA and capex guidance for the second time this year,” Silber added. “Our ability to serve these complex projects and deliver for our customers reflects our increased scale and ongoing technological innovation, as well as the hard work, expertise and dedication of Team Herc. I want to thank all of our employees for their continued commitment to safely serving our customers and driving our success.”

2026 Third Quarter Financial Results
•Total revenues increased 5% to $1,364 million compared to $1,304 million in the prior-year period. The increase was driven by a 12% increase in equipment rental revenue resulting from a slightly larger average fleet size, an increase in volume on mega projects and acquisition revenue synergies. Sales of rental equipment decreased by $66 million as disposal volume was elevated in the prior year to optimize the fleet after the H&E acquisition.

•Dollar utilization was 43.5% in the third quarter up from 39.9% in the prior-year period, due to the increase in fleet efficiency and a favorable shift in mix to higher-return fleet on rent year-over-year.

•Direct operating expenses were $532 million, or 42.4% of equipment rental revenue, compared to $467 million, or 41.6%, in the prior-year period. Operating expenses as a percent of equipment rental revenue were elevated during the period primarily related to increased transportation and fuel expenses as a result of continued macroeconomic headwinds. Higher field incentive compensation, driven by outperformance, especially in fleet efficiency, also contributed to the increase during the quarter.

•Depreciation of rental equipment increased 4% to $255 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 6% to $74 million primarily due to amortization of acquisition intangibles, particularly the H&E customer relationship intangible asset, and an increase in non-rental asset depreciation resulting from the growth of the business.

•Selling, general and administrative expenses were $178 million, or 14.2% of equipment rental revenue, compared to $166 million, or 14.8%, in the prior-year period. The decrease as a percent of equipment rental revenue is due to continued focus on improving operating leverage, including acquisition cost synergies, while expanding revenues.

•Interest expense was $126 million compared with $134 million in the prior-year period, reflecting lower average outstanding borrowings and lower interest rates on floating-rate debt.
•Net income was $104 million, or $3.10 per diluted share, compared to $30 million, or $0.90 per diluted share, in the prior-year period. Adjusted net income was $131 million, or $3.91 per diluted share, compared to $74 million, or $2.22 per diluted share, in the prior-year period.

•Adjusted EBITDA increased 9% to $603 million compared to $551 million in the prior-year period. Adjusted EBITDA margin was 44.2% compared to 42.3% in the prior year period reflecting higher equipment rental revenue, improved operating leverage, partially offset by higher delivery and fuel costs.

Nine Months 2026 Financial Results

•Total revenues increased 17% to $3,707 million compared to $3,167 million in the prior-year period. This year-over-year increase was driven by a 21% increase in equipment rental revenue resulting from the larger fleet size after the H&E acquisition, an increase in volume on mega projects and revenue synergies. Sales of rental equipment decreased by $29 million during the period as disposal volume was elevated in the prior year to optimize the fleet after the H&E acquisition.

•Dollar utilization was 39.8%, up from 38.8% in the prior-year period due to the increase in fleet efficiency and the favorable shift in mix to higher-return fleet on rent year-over-year.

•Direct operating expenses were $1,476 million, or 44.6% of equipment rental revenue compared to $1,173 million, or 43.0%, in the prior-year period. Operating expenses as a percent of equipment rental revenue were elevated during the period primarily related to the impact of the H&E acquisition including new specialty locations from branch optimization as well as greenfields, all of which take more time to mature. Transportation and fuel costs were also significantly higher year-over-year.

•Depreciation of rental equipment increased 21% to $739 million due to higher year-over-year average fleet size primarily as a result of the H&E acquisition. Non-rental depreciation and amortization increased 50% to $222 million primarily due to amortization of acquisition intangibles, particularly the H&E customer relationship intangible asset, and an increase in non-rental asset depreciation resulting from the growth of the business.

•Selling, general and administrative expenses were $479 million, or 14.5% of equipment rental revenue, compared to $411 million, or 15.0%, in the prior-year period. The decrease as a percent of equipment rental revenue primarily was related to continued focus on improving operating leverage, including acquisition cost synergies, while expanding revenues.

•Interest expense was $380 million compared with $282 million in the prior-year period, reflecting the new debt issued in June 2025 to fund the H&E acquisition, partially offset by lower average interest rates on floating-rate debt year-over-year.

•Net income was $99 million, or $2.96 per diluted share, compared to $23 million net loss, or $0.75 loss per diluted share, in the prior-year period. Adjusted net income was $186 million, or $5.55 per diluted share, compared to $170 million, or $5.54 per diluted share, in the prior-year period.

•Adjusted EBITDA increased 18% to $1,538 million compared to $1,299 million in the prior-year period. Adjusted EBITDA margin was 41.5% compared to 41.0% in the prior year period primarily reflecting revenue growth and improved operating leverage, partially offset by higher direct operating expenses, including delivery and fuel costs.

Rental Fleet
•Net rental equipment capital expenditures were as follows (in millions):

	Nine Months Ended September 30,
	2026	2025
Rental equipment expenditures	$1,056	$835
Proceeds from disposal of rental equipment	(319)	(306)
Net rental equipment capital expenditures	$737	$529
•As of September 30, 2026, the Company's total fleet was approximately $10.0 billion at OEC.
•Average fleet at OEC in the third quarter increased 1.7% compared to the prior-year period.
•Average fleet age was 46 and 45 months as of September 30, 2026 and 2025, respectively.

Disciplined Capital Management
•The Company opened 2 previously planned greenfield locations in the third quarter.

•Net debt was $8.0 billion as of September 30, 2026, with net leverage of 3.90x compared to $8.2 billion and 3.84x1 in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to approximately $2.1 billion of liquidity as of September 30, 2026.

•The Company declared its quarterly dividend of $0.70 and paid to shareholders of record as of September 2, 2026, on September 16, 2026.
(1) Net leverage is calculated using pro forma trailing twelve month adjusted EBITDA including the standalone, pre-acquisition results of H&E.

Updating 2026 Outlook
The Company is raising its full year 2026 equipment rental revenue, adjusted EBITDA, gross and net rental capital expenditures guidance ranges.

	Previous Guidance	Updated 2026 Guidance
Equipment rental revenue:	$4.375 billion to $4.475 billion	$4.475 billion to $4.550 billion
Adjusted EBITDA:	$2.05 billion to $2.125 billion	$2.10 billion to $2.15 billion
Net rental equipment capital expenditures:	$850 million to $950 million	$1.0 billion to $1.1 billion
Gross capex:	$1.25 billion to $1.40 billion	$1.45 billion to $1.60 billion
As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized portion of the forecasted higher construction spending in 2026, strengthening its fleet through targeted investment and ongoing gains in fleet efficiency, capitalizing on acquisition-related branch optimization and greenfield openings, and cross-selling a diversified product portfolio.

Earnings Call and Webcast Information
Herc Holdings' third quarter 2026 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-833-461-5787 and international participants should call the country specific dial in numbers listed at https://help.events.q4inc.com/eahc/international-dial-in-numbers, using the meeting ID: 383 873 427. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call. A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.
About Herc Holdings Inc.
Founded in 1965, Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is a full-line rental supplier with 615 locations across North America and 2025 total revenues were approximately $4.4 billion. We offer products, services and technologies aimed at helping customers work more efficiently, effectively and safely. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, and compaction. Our Herc Rentals ProSolutions® offering includes industry-specific, solutions-based services in tandem with power generation, climate control, remediation and restoration, pumps, and trench shoring equipment as well as our Herc Rentals ProContractor® professional grade tools. Our ProControl by Herc Rentals™ digital platform combines a seamless e-commerce experience with integrated project and fleet management tools, leveraging telematics and real-time analytics to help customers optimize productivity across their operations. We employ approximately 10,200 employees, who equip our customers and communities to build a brighter future. Learn more at www.HercRentals.com and follow us on Instagram, Facebook and LinkedIn.
All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated.

Certain Additional Information
In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).
•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. You should not place undue reliance on the forward-looking statements. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the cyclical nature of our industry and our dependence on the levels of capital investment and maintenance expenditures by our customers; (2) the competitiveness of our industry, including the potential downward pricing pressures or the inability to increase prices; (3) our dependence on relationships with key suppliers; (4) our heavy reliance on communication networks, centralized information technology systems and third party technology and services and our ability to maintain, upgrade or replace our information technology systems; (5) our ability to respond adequately to changes in technology and customer demands; (6) our ability to attract and retain key management, sales and trades talent; (7) our rental fleet is subject to residual value risk upon disposition; (8) the impact of climate change and the legal and regulatory responses to such change; (9) our ability to execute our strategy to grow through strategic transactions; (10) our significant indebtedness; and (11) our ability to realize all the anticipated benefits of the acquisition of H&E Equipment Services, Inc. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.

Contact:
Leslie Hunziker
Senior Vice President,
Investor Relations, Communications & Sustainability
Leslie.hunziker@hercrentals.com
239-301-1675

(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Equipment rental	$1,254	$1,122	$3,307	$2,731
Sales of rental equipment	85	151	333	362
Sales of new equipment, parts and supplies	13	18	38	46
Service and other revenue	12	13	29	28
Total revenues	1,364	1,304	3,707	3,167
Expenses:
Direct operating	532	467	1,476	1,173
Depreciation of rental equipment	255	246	739	613
Cost of sales of rental equipment	68	134	263	296
Cost of sales of new equipment, parts and supplies	9	12	26	30
Selling, general and administrative	178	166	479	411
Transaction expenses	1	38	9	185
Non-rental depreciation and amortization	74	70	222	148
Interest expense, net	126	134	380	282
(Gain) loss on assets held for sale	—	(1)	—	48
Other expense (income), net	1	—	(8)	(3)
Total expenses	1,244	1,266	3,586	3,183
Income (loss) before income taxes	120	38	121	(16)
Income tax provision	(16)	(8)	(22)	(7)
Net income (loss)	$104	$30	$99	$(23)

Weighted average shares outstanding:
Basic	33.4	33.2	33.4	30.6
Diluted	33.5	33.3	33.5	30.6
Income (loss) per share:
Basic	$3.11	$0.90	$2.96	$(0.75)
Diluted	$3.10	$0.90	$2.96	$(0.75)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2026	December 31, 2025
ASSETS	Unaudited
Cash and cash equivalents	$66	$52
Receivables, net of allowances	929	769
Prepaid expenses	62	72
Other current assets	52	63
Total current assets	1,109	956
Rental equipment, net	6,190	5,880
Property and equipment, net	855	868
Right-of-use lease assets	1,444	1,489
Intangible assets, net	1,559	1,665
Goodwill	2,859	2,873
Other long-term assets	41	45
Total assets	$14,057	$13,776

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$32	$32
Current maturities of operating lease liabilities	59	56
Accounts payable	556	337
Accrued liabilities	384	305
Total current liabilities	1,031	730
Long-term debt, net	8,004	8,021
Financing obligations, net	92	95
Operating lease liabilities	1,443	1,479
Deferred tax liabilities	1,449	1,446
Other long-term liabilities	54	57
Total liabilities	12,073	11,828
Total equity	1,984	1,948
Total liabilities and equity	$14,057	$13,776

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$99	$(23)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of rental equipment	739	613
Depreciation of property and equipment	97	77
Amortization of intangible assets	125	71
Amortization of deferred debt and financing obligations costs	9	6
Stock-based compensation charges	22	28
Provision for receivables allowances	79	58
Loss on assets held for sale	—	48
Deferred taxes	4	2
Gain on sale of rental equipment	(70)	(66)
Other	13	11
Changes in assets and liabilities, net of effects from acquisitions:
Receivables	(260)	(59)
Other assets	11	(19)
Accounts payable	(22)	10
Accrued liabilities and other long-term liabilities	105	13
Net cash provided by operating activities	951	770
Cash flows from investing activities:
Rental equipment expenditures	(1,056)	(835)
Proceeds from disposal of rental equipment	319	306
Non-rental capital expenditures	(107)	(123)
Proceeds from disposal of property and equipment	26	15
Acquisitions, net of cash acquired	—	(4,256)
Proceeds from disposal of business, net	—	99
Net cash used in investing activities	(818)	(4,794)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	3,467
Repayments of long-term debt	(6)	—
Proceeds from revolving lines of credit and securitization	1,688	3,928
Repayments on revolving lines of credit and securitization	(1,709)	(3,299)
Principal payments under finance lease and financing obligations	(18)	(16)
Dividends paid	(71)	(64)
Other financing activities, net	(3)	(14)
Net cash provided by (used in) financing activities	(119)	4,002
Effect of foreign exchange rate changes on cash and cash equivalents	—	—
Net change in cash and cash equivalents during the period	14	(22)
Cash and cash equivalents at beginning of period	52	83
Cash and cash equivalents at end of period	$66	$61

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA–EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of transaction expenses, restructuring and transformation initiative costs, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business, impact of the fair value mark-up of acquired fleet, impact of the studio entertainment business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin–Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$104	$30	$99	$(23)
Income tax provision	16	8	22	7
Interest expense, net	126	134	380	282
Depreciation of rental equipment	255	246	739	613
Non-rental depreciation and amortization	74	70	222	148
EBITDA	575	488	1,462	1,027
Non-cash stock-based compensation charges	14	16	22	28
Transaction expenses	1	38	9	185
Restructuring and transformation initiative costs(1)	2	1	7	1
(Gain) loss on assets held for sale	—	(1)	—	48
Impact of the fair value mark-up of acquired fleet(2)	10	7	37	11
Other(3)	1	2	1	(1)
Adjusted EBITDA	$603	$551	$1,538	$1,299

Total revenues	$1,364	$1,304	$3,707	$3,167
Adjusted EBITDA	$603	$551	$1,538	$1,299
Adjusted EBITDA margin	44.2%	42.3%	41.5%	41.0%
(1) Restructuring and transformation initiative costs primarily consist of employee severance and other restructuring related costs, together with incremental non-recurring costs associated with strategic business transformation initiative designed to improve operational efficiency and profitability.
(2) Reflects additional costs recorded in cost of sales of rental equipment associated with the fair value mark-up of rental equipment acquired in major acquisitions and subsequently sold.
(3) Other includes impairment charges and the pre-divestiture impact of the studio entertainment business.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions, except per share data)

Adjusted Net Income and Adjusted Earnings per Diluted Share–Adjusted Net Income represents the sum of net income (loss), transaction expenses, restructuring and transformation initiative costs, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business, merger related intangible asset amortization, impact on depreciation of acquired fleet, impact of the fair value mark-up of acquired fleet, income (loss) of the studio entertainment business, and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by weighted average diluted shares outstanding. Adjusted Net Income and Adjusted Earnings per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, and provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss)	$104	$30	$99	$(23)
Transaction expenses	1	38	9	185
(Gain) loss on assets held for sale	—	(1)	—	48
Merger related intangible asset amortization(1)	31	30	93	40
Impact on depreciation related to acquired fleet(2)	(10)	(21)	(32)	(30)
Impact of the fair value mark-up of acquired fleet(3)	10	7	37	11
Restructuring and transformation initiative costs(4)	2	1	7	1
Other(5)	1	3	1	1
Tax impact of adjustments above(6)	(8)	(13)	(28)	(63)
Adjusted net income	$131	$74	$186	$170

Weighted average diluted shares outstanding	33.5	33.3	33.5	30.7

Adjusted earnings per diluted share	$3.91	$2.22	$5.55	$5.54
(1) Reflects the amortization of the intangible assets acquired in major acquisitions completed since the beginning of 2024.
(2) Reflects the impact of extending the useful lives of rental equipment acquired in major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(3) Reflects additional costs recorded in cost of sales of rental equipment associated with the fair value mark-up of rental equipment acquired in major acquisitions and subsequently sold.
(4) Restructuring and transformation initiative costs primarily consist of employee severance and other restructuring related costs, together with incremental non-recurring costs associated with strategic business transformation initiative designed to improve operational efficiency and profitability.
(5) Other includes impairment charges and the pre-divestiture impact of the studio entertainment business.
(6) The tax rate applied for all adjustments is 24.9% in the three and nine months ended September 30, 2026, and 25.0% in the three and nine months ended September 30, 2025 (excluding studio entertainment impact) and reflects the statutory rates in the applicable entities. The tax rate applied for the studio entertainment adjustment was 24.2% in the three and nine months ended September 30, 2025, and reflects the stand-alone annual effective tax rate.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Nine Months Ended September 30,
	2026	2025
Net cash provided by operating activities	$951	$770

Rental equipment expenditures	(1,056)	(835)
Proceeds from disposal of rental equipment	319	306
Net rental equipment expenditures	(737)	(529)

Non-rental capital expenditures	(107)	(123)
Proceeds from disposal of property and equipment	26	15
Free cash flow	$133	$133

Acquisitions, net of cash acquired	—	(4,256)
Proceeds from disposal of business, net	—	99
Decrease (increase) in net debt, excluding financing activities	$133	$(4,024)